Exhibit 99.1

News Release
International Paper Reports Third Quarter 2022 Results

MEMPHIS, Tenn. – October 27, 2022 – International Paper (NYSE: IP) today reported third quarter 2022 financial results.

THIRD QUARTER 2022 HIGHLIGHTS

•Third quarter net earnings (loss) attributable to International Paper of $951 million ($2.64 per diluted share) compared with $511 million ($1.38 per diluted share) in the second quarter of 2022 and $864 million ($2.20 per diluted share) in the third quarter of 2021. Third quarter 2022 net earnings include a net after-tax benefit of $563 million ($1.56 per diluted share) related to the settlement of the previously announced timber monetization restructuring tax matter. Third quarter 2021 net earnings include a net after-tax gain of $350 million ($0.89 per diluted share) on the sale of our Kwidzyn, Poland mill.
•Third quarter adjusted operating earnings* (non-GAAP) of $364 million ($1.01 per diluted share) compared with $459 million ($1.24 per diluted share) in the second quarter of 2022 and $431 million ($1.10 per diluted share) in the third quarter of 2021.
•10% year-over-year revenue growth based on strong price realization
•$70 million of earnings achieved from Building a Better IP initiatives, bringing year-to-date to $175 million
•Cash provided by operations of $435 million, bringing year-to-date to $1.4 billion
•Returned $434 million to shareholders through share repurchases of $269 million and dividends of $165 million, bringing year-to-date to $1.6 billion

“Our third quarter earnings were significantly impacted by the challenging macro environment,” said Mark Sutton, Chairman and Chief Executive Officer. “Lower consumer spending for goods and retail inventory destocking drove lower demand for packaging, and we also experienced significantly higher energy and distribution costs. As we enter the fourth quarter, we see packaging demand stabilizing at these lower levels and input costs providing some relief; however, we also expect seasonally higher operating costs. And for the year, we expect to exceed our $225 million target related to our Building a Better IP initiatives.”

Sutton added, “Looking ahead, while there is considerable geopolitical and macroeconomic uncertainty ahead of us, I am confident in our ability to navigate through various environments. We have a great team and a large system of mills and box plants that enables us to take care of our customers while optimizing our operations to reduce high marginal costs. We will also continue to invest in attractive cost reduction projects and accelerate our improvement initiatives to create value.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Net Earnings (Loss) Attributable to International Paper	$2.64	$1.38	$2.20
Less – Discontinued Operations (Gain) Loss	—	—	(1.10)
Net Earnings (Loss) from Continuing Operations	2.64	1.38	1.10
Add Back – Non-Operating Pension Expense (Income)	(0.13)	(0.13)	(0.12)
Add Back – Net Special Items Expense (Income)	0.32	0.05	0.12
Income Tax Effect - Non-Operating Pension and Net Special Items Expense	(1.82)	(0.06)	—
Adjusted Operating Earnings*	$1.01	$1.24	$1.10

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding discontinued operations, net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of discontinued operations, net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items, Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Net Sales	$5,402	$5,389	$4,914
Net Earnings (Loss) Attributable to International Paper	951	511	864
Business Segment Operating Profit	464	585	490
Adjusted Operating Earnings	364	459	431
Cash Provided By (Used For) Operations	435	390	645
Free Cash Flow*	197	204	519

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (g) below under "Sales and Earnings by Business Segment". As a result of the spin-off of our global Printing Papers business on October 1, 2021, the Printing Papers business segment has been eliminated and all prior year amounts have been adjusted to reflect this business as a discontinued operation. For discussion of discontinued operations, see the disclosure under Discontinued Operations included later in this release. Third quarter 2022 net sales by business segment and operating profit (loss) by business segment compared with the second quarter of 2022 and the third quarter of 2021 are as follows:
Business Segment Results

(In millions)	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Net Sales by Business Segment
Industrial Packaging	$4,385	$4,491	$4,111
Global Cellulose Fibers	887	788	740
Corporate and Inter-segment Sales	130	110	63
Net Sales	$5,402	$5,389	$4,914
Operating Profit (Loss) by Business Segment
Industrial Packaging	$369	$560	$414
Global Cellulose Fibers	95	25	76
Total Business Segment Operating Profit	$464	$585	$490
Industrial Packaging operating profits (losses) in the third quarter of 2022 were $369 million compared with $560 million in the second quarter of 2022. In North America, earnings decreased as higher sales prices for corrugated boxes and containerboard and lower planned maintenance outage expenses were more than offset by lower sales volumes for corrugated boxes and containerboard, higher operating and distribution costs and higher input costs, primarily for energy. Sales volumes for corrugated boxes were adversely impacted by the macroeconomic environment and reflect lower consumer spending on goods and retailer inventory destocking. Operating and distribution costs increased driven by economic downtime and inflation. Second quarter 2022 results were impacted by some favorable one-time items that did not repeat in the third quarter. In EMEA, earnings were impacted by significantly higher energy costs and seasonally lower sales volumes in Morocco.
Global Cellulose Fibers operating profits (losses) in the third quarter of 2022 were $95 million compared with $25 million in the second quarter of 2022. Earnings increased driven by higher sales prices for both fluff pulp and market pulp and lower planned maintenance outage expenses, partially offset by higher input costs, primarily for wood and chemicals, and higher distribution costs. Sales volumes increased, reflecting a favorable demand/supply environment for fluff pulp and some improvement in supply chain conditions. Second quarter 2022 results were impacted by some favorable one-time items that did not repeat in the third quarter.
EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (losses) were $64 million in the third quarter of 2022 compared with $95 million in the second quarter of 2022. Operationally, earnings decreased driven by lower sales prices for containerboard and higher operating costs. The Company continues to actively explore strategic options with respect to the Ilim joint venture, including a sale of its 50% ownership interest.

CORPORATE EXPENSES
Corporate expenses were $15 million for the third quarter of 2022, compared with $27 million in the second quarter of 2022.

EFFECTIVE TAX RATE
The reported effective tax rate for the third quarter of 2022 was (184)%, compared to a 2022 second quarter reported effective tax rate of 19%. The effective tax rate for the third quarter of 2022 was significantly lower due to the tax-free exchange of the Company's remaining shares of Sylvamo Corporation and a one-time deferred tax benefit resulting from the settlement of the timber monetization restructuring tax matter with the Internal Revenue Service.
Excluding special items and non-operating pension expense, the operational effective tax rate for the third quarter of 2022 was 21%, compared with 25% for the second quarter of 2022. The lower operational effective tax rate in the third quarter is due to a reduction in the forecasted annual effective tax rate including additional tax credits available through the Inflation Reduction Act.

EFFECTS OF SPECIAL ITEMS
Net special items in the third quarter of 2022 amount to a net after-tax gain of $551 million ($1.53 per diluted share) compared with a gain of $17 million ($0.05 per diluted share) in the second quarter of 2022 and a charge of $37 million ($0.09 per diluted share) in the third quarter of 2021. Net special items in all periods include the following charges (gains):

	Third Quarter 2022		Second Quarter 2022		Third Quarter 2021
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$93	$70	$—	$—	$35	$26
Other	—	—	—	—	4	3
Total restructuring and other charges, net	93	70	—	—	39	29
Environmental remediation reserve adjustment	—	—	15	11	5	4
Sylvamo investment (a)	(16)	(12)	(3)	(2)	—	—
Legal settlement	(15)	(11)	—	—	—	—
Tax benefit related to timber monetization settlement, net of interest (b)	55	(563)	—	—	—	—
Tax benefit related to exchange of Sylvamo shares (c)	—	(35)	—	(31)	—	—
Other	—	—	6	5	5	4
Total special items, net	$117	$(551)	$18	$(17)	$49	$37

(a)	See note (c) on the Consolidated Statement of Operations included later in this release.
(b)	See notes (d) and (e) on the Consolidated Statement of Operations included later in this release.
(c)	See note (e) on the Consolidated Statement of Operations included later in this release.

DISCONTINUED OPERATIONS
Discontinued operations include the operating earnings of our former Printing Papers segment and EMEA Coated Paperboard and Pulp business including the Kwidzyn, Poland mill, divested in the third quarter of 2021. Discontinued operations also includes the following special items charges (gains):

	Third Quarter 2021
(In millions)	Before Tax	After Tax
Printing Papers spin-off	52	47
Foreign value-added tax credit (including interest)	15	10
Gain on sale of Kwidzyn, Poland mill	(360)	(350)
Gain on sale of La Mirada, CA distribution center	(86)	(65)
Foreign and state taxes related to Printing Papers spin-off	—	27
Total	$(379)	$(331)
EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts and Presentations page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (234) 720-6995 or, within the U.S. only, (844) 291-6362, and ask to be connected to the International Paper third quarter earnings call. The conference ID number is 1238959. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (402) 970-0847 or, within the U.S. only, (866) 207-1041 and when prompted for the access code, enter 5558024.

About International Paper
International Paper (NYSE: IP) is a leading global supplier of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. Headquartered in Memphis, Tenn., we employ approximately 38,000 colleagues globally. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2021 were $19.4 billion. Additional information can be found by visiting InternationalPaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our ability to meet targets and goals with respect to climate change and the emission of GHGs and other environmental, social and governance matters; (ii) the impact of the conflict involving Russia and Ukraine, including in connection with related escalated sanctions imposed by the United States, the European Union, G7 and other countries and possible actions by the Russian government, and the impact of such developments on domestic and global economic and geopolitical conditions in general and on us and our Ilim joint venture, which could be materially and adversely affected by such developments, and our inability to predict the full impact of the Russian invasion of Ukraine, current or future sanctions, geopolitical instability and the possibility of broadened military conflict on our Ilim joint venture and on our receipt of dividends from our Ilim joint venture; (iii) the level of our indebtedness and changes in interest rates; (iv) the impact of global and domestic economic conditions and industry conditions, including with respect to commercial activity, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, the availability of labor, particularly in light of current labor market conditions which are exceptionally tight, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (v) domestic and global geopolitical conditions, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (vi) the amount of our future pension funding obligations, and pension and healthcare costs; (vii) unanticipated expenditures or other adverse developments related to compliance with existing and new environmental, tax, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws and regulations; (viii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (ix) risks inherent in conducting business through joint ventures; (x) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs and other corporate transactions, (xi) cybersecurity and information technology risks; (xii) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xiii) our exposure to claims under our agreements with Sylvamo Corporation; (xiv) our failure to realize the anticipated benefits of the spin-off of Sylvamo Corporation and the qualification of such spin-off as a tax-free transaction for U.S. federal income tax purposes; and (xv) our ability to attract and retain qualified personnel. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and SEC filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Mark Nellessen; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2022		2021		2022		2022		2021
Net Sales	$5,402		$4,914		$5,389		$16,028		$14,277
Costs and Expenses
Cost of products sold	3,830	(a)	3,423	(f)	3,806	(a)	11,475	(a)	10,173	(f)
Selling and administrative expenses	337		343	(g)	300		978		1,041	(g)
Depreciation, amortization and cost of timber harvested	261		280		267		789		820
Distribution expenses	471		365		442		1,337		1,042
Taxes other than payroll and income taxes	38		35		36		110		106
Restructuring and other charges, net	93	(b)	39	(h)	—		93	(b)	243	(h)
Net (gains) losses on sales and impairments of businesses	—		—		—		—		(7)	(i)
Net (gains) losses on sales of equity method investments	—		—		—		—		(204)	(j)
Net (gains) losses on mark to market investments	(16)	(c)	—		(3)	(c)	(65)	(c)	—
Interest expense, net	123	(d)	82		74		266	(d)	261
Non-operating pension expense (income)	(48)		(50)		(47)		(144)		(153)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	313		397		514		1,189		955
Income tax provision (benefit)	(575)	(e)	59		96	(e)	(384)	(e)	193
Equity earnings (loss), net of taxes	63		94		93		249		247
Earnings (Loss) From Continuing Operations	951		432		511		1,822		1,009
Discontinued operations, net of taxes	—		432	(k)	—		—		638	(k)
Net Earnings (Loss)	951		864		511		1,822		1,647
Less: Net earnings (loss) attributable to noncontrolling interests	—		—		—		—		2	(l)
Net Earnings (Loss) Attributable to International Paper Company	$951		$864		$511		$1,822		$1,645
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$2.66		$1.11		$1.39		$4.97		$2.58
Discontinued operations	—		1.11		—		—		1.63
Net earnings (loss)	$2.66		$2.22		$1.39		$4.97		$4.21
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$2.64		$1.10		$1.38		$4.92		$2.55
Discontinued operations	—		1.10		—		—		1.61
Net earnings (loss)	$2.64		$2.20		$1.38		$4.92		$4.16
Average Shares of Common Stock Outstanding - Diluted	360.4		392.6		370.7		370.7		395.3

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax income of $15 million ($11 million after taxes) for the three months and nine months ended September 30, 2022 for a legal settlement, a pre-tax charge of $15 million ($11 million after taxes) for the three months ended June 30, 2022 and the nine months ended September 30, 2022 for an environmental remediation reserve adjustment and a pre-tax charge of $6 million ($5 million after taxes) for the three months ended June 30, 2022 and the nine months ended September 30, 2022 for other costs.
(b)	Includes a pre-tax charge of $93 million ($70 million after taxes) for the three months and nine months ended September 30, 2022 for debt extinguishment costs.
(c)	Includes pre-tax net gains of $16 million ($12 million after taxes), $3 million ($2 million after taxes) and $65 million ($49 million after taxes) for the three months ended September 30, 2022 and June 30, 2022 and the nine months ended September 30, 2022, respectively, related to our investment in Sylvamo Corporation.

(d)	Includes a pre-tax charge of $55 million ($41 million after taxes) for the three months and nine months ended September 30, 2022 related to the previously announced settlement of the timber monetization restructuring tax matter.

(e)	Includes a tax benefit of $604 million for the three months and nine months ended September 30, 2022 related to the previously announced settlement of the timber monetization restructuring tax matter and a tax benefit of $35 million, $31 million and $66 million for the three months ended September 30, 2022 and June 30, 2022 and the nine months ended September 30, 2022, respectively, related to the tax-free exchange of our shares of Sylvamo Corporation.

(f)	Includes pre-tax charges of $5 million ($4 million after taxes) and $10 million ($7 million after taxes) for the three months and nine months ended September 30, 2021, respectively, for environmental remediation reserve adjustments and a pre-tax charge of $21 million ($16 million after taxes) for the nine months ended September 30, 2021 related to the impairment of real estate.

(g)	Includes pre-tax charges of $5 million ($4 million after taxes) and $9 million ($7 million after taxes) for the three months and nine months ended September 30, 2021, respectively, for costs associated with our Building a Better IP initiative and a pre-tax charge of $3 million ($2 million after taxes) for the nine months ended September 30, 2021 for other costs.

(h)	Includes pre-tax charges of $35 million ($26 million after taxes) and $223 million ($168 million after taxes) for the three months and nine months ended September 30, 2021, respectively, for debt extinguishment costs, a pre-tax charge of $12 million ($10 million after taxes) for the nine months ended September 30, 2021 for severance related to the optimization of our EMEA Packaging business and pre-tax charges of $4 million ($3 million after taxes) and $8 million ($6 million after taxes) for the three months and nine months ended September 30, 2021, respectively, for other costs.
(i)	Includes a net pre-tax gain of $7 million ($1 million after taxes) for the nine months ended September 30, 2021 related to the sale of our EMEA Packaging business in Turkey.
(j)	Includes a pre-tax gain of $204 million ($154 million after taxes) for the nine months ended September 30, 2021 related to the monetization of our equity investment in Graphic Packaging.
(k)	Includes a net pre-tax gain of $360 million ($350 million after taxes) for the three months and nine months ended September 30, 2021 related to the sale of our Kwidzyn, Poland mill, a pre-tax gain of $86 million ($65 million after taxes) for the three months and nine months ended September 30, 2021 related to the sale of our La Mirada, California distribution center, pre-tax charges of $52 million ($47 million after taxes) and $101 million ($87 million after taxes) for the three months and nine months ended September 30, 2021, respectively, for costs associated with the spin-off of our Printing Papers business, a pre-tax charge of $15 million ($10 million after taxes) and pre-tax income of $55 million ($37 million after taxes) for the three months and nine months ended September 30, 2021, respectively, for the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021 and tax expense of $27 million for the three months and nine months ended September 30, 2021 for foreign and state taxes associated with the spin-off of our Printing Papers business.
(l)	Includes the allocation of income to noncontrolling interest of $1 million (before and after taxes) for the nine months ended September 30, 2021 associated with the sale of our EMEA Packaging business in Turkey.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2022	2021	2022	2022	2021
Net Earnings (Loss) Attributable to International Paper Company	$951	$864	$511	$1,822	$1,645
Less: Discontinued operations (gain) loss	—	(432)	—	—	(638)
Earnings (Loss) from Continuing Operations Attributable to International Paper Company	951	432	511	1,822	1,007
Add back: Non-operating pension expense (income)	(48)	(50)	(47)	(144)	(153)
Add back: Net special items expense (income)	117	49	18	89	76
Income tax effect - Non-operating pension and net special items expense	(656)	—	(23)	(656)	24
Adjusted Operating Earnings	$364	$431	$459	$1,111	$954

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2022	2021	2022	2022	2021
Diluted Earnings per Common Share as Reported	$2.64	$2.20	$1.38	$4.92	$4.16
Less: Discontinued operations (gain) loss	—	(1.10)	—	—	(1.61)
Continuing Operations	2.64	1.10	1.38	4.92	2.55
Add back: Non-operating pension expense (income)	(0.13)	(0.12)	(0.13)	(0.39)	(0.39)
Add back: Net special items expense (income)	0.32	0.12	0.05	0.24	0.19
Income tax effect per share - Non-operating pension and net special items expense	(1.82)	—	(0.06)	(1.77)	0.06
Adjusted Operating Earnings per Share	$1.01	$1.10	$1.24	$3.00	$2.41
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of discontinued operations, non-operating pension expense (income) and items considered by management to be unusual or otherwise not reflective of on-going operations (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2022		2021		2022		2022		2021
Industrial Packaging	$4,385		$4,111		$4,491		$13,282		$12,071
Global Cellulose Fibers	887		740		788		2,385		2,015
Corporate and Inter-segment Sales	130		63		110		361		191
Net Sales	$5,402		$4,914		$5,389		$16,028		$14,277
Operating Profit (Loss) by Business Segment
	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2022		2021		2022		2022		2021
Industrial Packaging	$369		$414		$560		$1,326		$1,224
Global Cellulose Fibers	95		76		25		71		(4)
Total Business Segment Operating Profit	$464		$490		$585		$1,397		$1,220

Earnings (Loss) Before Income Taxes and Equity Earnings	$313		$397		$514		$1,189		$955
Interest expense, net	123	(a)	82		74		266	(a)	261
Adjustment for less than wholly owned subsidiaries (f)	(1)		(1)		(1)		(2)		(3)	(c)
Corporate expenses, net	15		13		27		54		85
Corporate net special items	62	(b)	49	(d)	18	(b)	34	(b)	70	(d)
Business net special items	—		—		—		—		5	(e)
Non-operating pension expense (income)	(48)		(50)		(47)		(144)		(153)
Business Segment Operating Profit (g)	$464		$490		$585		$1,397		$1,220
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$64		$95		$95		$252		$245
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$—		$—		$—		$—		$4

(a)	Includes a charge of $55 million for the three months and nine months ended September 30, 2022 related to the previously announced settlement of the timber monetization restructuring tax matter.
(b)	Includes a charge of $93 million for the three months and nine months ended September 30, 2022 for debt extinguishment costs, net gains of $16 million, $3 million and $65 million for the three months ended September 30, 2022 and June 30, 2022 and the nine months ended September 30, 2022, respectively, related to our investment in Sylvamo Corporation, income of $15 million for the three months and nine months ended September 30, 2022 for a legal settlement, a charge of $15 million for the three months ended June 30, 2022 and the nine months ended September 30, 2022 for an environmental remediation reserve adjustment and a charge of $6 million for the three months ended June 30, 2022 and the nine months ended September 30, 2022 for other costs.
(c)	Includes the allocation of income to noncontrolling interest of $1 million for the nine months ended September 30, 2021 associated with the sale of our EMEA Packaging business in Turkey.
(d)	Includes charges of $35 million and $223 million for the three months and nine months ended September 30, 2021, respectively, for debt extinguishment costs, charges of $5 million and $9 million for the three months and nine months ended September 30, 2021, respectively, for costs associated with our Building a Better IP Initiative, charges of $5 million and $10 million for the three months and nine months ended September 30, 2021, respectively, for environmental remediation reserve adjustments, a charge of $21 million for the nine months ended September 30, 2021 related to the impairment of real estate, a gain of $204 million for the nine months ended September 30, 2021 related to the monetization of our equity investment in Graphic Packaging and charges of $4 million and $11 million for the three months and nine months ended September 30, 2021, respectively, for other costs.
(e)	Related to Industrial Packaging, includes a net gain of $7 million for the nine months ended September 30, 2021 partially offset by the allocation of gain to noncontrolling interest of $1 million for the nine months ended September 30, 2021 related to the sale of our EMEA Packaging business in Turkey and a charge of $12 million for the nine months ended September 30, 2021 for severance related to the optimization of our EMEA Packaging business.
(f)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax earnings for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.

(g)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) from continuing operations before income taxes and equity earnings, but including the impact of less than wholly owned subsidiaries, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2022	2021	2022	2022	2021
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,522	2,689	2,619	7,759	8,106
Containerboard	677	710	707	2,096	2,118
Recycling	546	521	535	1,645	1,647
Saturated Kraft	51	45	51	146	140
Gypsum /Release Kraft	66	56	64	184	179
EMEA Packaging (b)	297	334	354	1,019	1,179
Industrial Packaging	4,159	4,355	4,330	12,849	13,369
Global Cellulose Fibers (In thousands of metric tons) (c)	750	748	720	2,182	2,246

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and Temporary Investments	$511	$1,295
Accounts and Notes Receivable, Net	3,453	3,232
Contract Assets	514	378
Inventories	1,976	1,814
Current Investments	—	245
Other	168	132
Total Current Assets	6,622	7,096
Plants, Properties and Equipment, Net	10,219	10,441
Investments	926	751
Long-Term Financial Assets of Variable Interest Entities	2,289	2,275
Goodwill	3,116	3,130
Overfunded Pension Plan Assets	772	595
Right of Use Assets	387	365
Deferred Charges and Other Assets	534	590
Total Assets	$24,865	$25,243
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$616	$196
Accounts Payable and Other Current Liabilities	4,189	3,948
Total Current Liabilities	4,805	4,144
Long-Term Debt	4,766	5,383
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,105	2,099
Deferred Income Taxes	1,806	2,618
Underfunded Pension Benefit Obligation	359	377
Postretirement and Postemployment Benefit Obligation	189	205
Long-Term Lease Obligations	251	236
Other Liabilities	1,096	1,099
Equity
Common Stock	449	449
Paid-in Capital	4,702	4,668
Retained Earnings	10,340	9,029
Accumulated Other Comprehensive Loss	(1,586)	(1,666)
	13,905	12,480
Less: Common Stock Held in Treasury, at Cost	4,417	3,398
Total Equity	9,488	9,082
Total Liabilities and Equity	$24,865	$25,243

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net earnings (loss)	$1,822	$1,647
Depreciation, amortization and cost of timber harvested	789	933
Deferred income tax expense (benefit), net	(816)	(151)
Restructuring and other charges, net	93	243
Net (gains) losses on mark to market investments	(65)	—
Net (gains) losses on sales and impairments of businesses	—	(367)
Net (gains) losses on sales of equity method investments	—	(205)
Net (gains) losses on sales of fixed assets	—	(86)
Equity method dividends received	204	149
Equity (earnings) losses, net	(249)	(247)
Periodic pension (income) expense, net	(87)	(84)
Other, net	126	129
Changes in current assets and liabilities
Accounts and notes receivable	(294)	(510)
Contract assets	(138)	(74)
Inventories	(217)	(133)
Accounts payable and accrued liabilities	218	716
Interest payable	50	9
Other	(23)	(46)
Cash Provided By (Used For) Operating Activities	1,413	1,923
Investment Activities
Invested in capital projects, net of insurance recoveries	(609)	(348)
Acquisitions, net of cash acquired	—	(80)
Proceeds from sales of equity method investments	—	843
Proceeds from sales of businesses, net of cash divested	—	827
Proceeds from exchange of equity securities	311	—
Proceeds from settlement of Variable Interest Entity installment notes	—	4,850
Proceeds from sale of fixed assets	11	95
Other	(6)	(3)
Cash Provided By (Used For) Investment Activities	(293)	6,184
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(1,093)	(425)
Issuance of debt	752	1,511
Reduction of debt	(954)	(1,132)
Change in book overdrafts	—	29
Dividends paid	(509)	(602)
Net debt tender premiums paid	(89)	(221)
Reduction of Variable Interest Entity loans	—	(4,220)
Other	(2)	(14)
Cash Provided By (Used for) Financing Activities	(1,895)	(5,074)
Effect of Exchange Rate Changes on Cash and Temporary Investments	(9)	(7)
Change in Cash and Temporary Investments	(784)	3,026
Cash and Temporary Investments
Beginning of the period	1,295	595
End of the period	$511	$3,621

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash Provided By (Used For) Operating Activities	$435	$645	$1,413	$1,923
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(238)	(126)	(609)	(348)
Free Cash Flow	$197	$519	$804	$1,575

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.